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                             EXHIBIT (11)

                            CMI CORPORATION
                   COMPUTATION OF EARNINGS PER SHARE
                 (in thousands, except per share data)
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                                                  Three Months Ended
                                                       March 31
                                                  ------------------
                                                      1995      1994
                                                      ----      ----

PRIMARY EARNINGS PER SHARE

Net income per statement of operations             $ 2,372     2,218

Deduct dividends on preferred stock                    157         -

Deduct accretion of preferred stock discount             3         7
                                                    ------    ------
Net income applicable to common stock              $ 2,212     2,211
                                                    ======    ======
Weighted average common shares outstanding          20,353    20,352

Add dilutive effect of outstanding stock options
  (as determined using the treasury stock method)      560       694
                                                    ------    ------
Weighted average common shares outstanding, as
  adjusted                                          20,913    21,046
                                                    ======    ======
Primary earnings per share                             .11       .11
                                                    ======    ======
FULLY DILUTED EARNINGS PER SHARE

Net income applicable to common stock as shown in
  primary computation above                        $ 2,212     2,211
                                                    ------    ------
Weighted average common shares outstanding          20,353    20,352

Add fully dilutive effect of outstanding stock
 options (as determined using the treasury
 stock method)                                         566       694
                                                    ------    ------
Weighted average common shares outstanding,
  as adjusted                                       20,919    21,046
                                                    ======    ======
Fully diluted earnings per share                   $   .11       .11
                                                    ======    ======

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